Exhibit 99.1

Press Release January 28, 2013
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports Fourth Quarter 2012 Diluted Earnings Per Share of $0.27

FORT WAYNE, INDIANA, January 28, 2013 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced fourth quarter 2012 net income of $61 million, or $0.27 per diluted share, on net sales of $1.7 billion.  By comparison, prior year fourth quarter net income was $30 million, or $0.14 per diluted share, on net sales of $1.9 billion, and sequential third quarter 2012 net income was $13 million, or $0.06 per diluted share, on net sales of $1.7 billion.   Full-year 2012 net income was $164 million, or $0.73 per diluted share, on net sales of $7.3 billion, compared to prior year net income of $278 million, or $1.22 per diluted share, on net sales of $8.0 billion.

Fourth quarter 2012 results included certain positive tax adjustments of $16 million, or $0.07 per diluted share, which was slightly higher than the company’s previous estimate for the adjustments of $0.06 per diluted share.  Excluding these adjustments the company’s fourth quarter effective tax rate was 39.5 percent.

“Similar to the rest of 2012, the fourth quarter was challenging on a number of fronts,” said President and Chief Executive Officer, Mark Millett, “but the team did a great job.   We are pleased our fourth quarter financial performance was stronger than originally anticipated.  On a sequential quarterly basis our operating income increased 31 percent to $95 million, primarily driven by improvements in our metals recycling and sheet steel operations.

“In our December guidance, we suggested that metals recycling was expected to deliver a stronger financial performance in the fourth quarter, and the team’s execution was even better than anticipated,” stated Millett.  “Sequential quarterly operating income increased 56 percent to $26 million, as meaningful improvements in both ferrous and nonferrous metal spreads more than offset decreased volumes.  Increased copper margins provided the most notable improvement, as global copper prices increased based in part on improved demand from China.  We also took advantage of a strong December ferrous market environment, increasing our expected shipments, as it appeared the typical market strength of January was being challenged.

“Our steel operations also showed improvement with an increase in operating income of seven percent to $117 million, as improvements in sheet steel volumes more than offset weaker long product shipments and lower overall steel metal spreads.  Automotive and manufacturing provided improved sheet demand, while nonresidential construction remained weak.  Despite the challenging construction market, we are also pleased that our fabrication business reported its third consecutive profitable quarter, as the changes the team implemented earlier in the year have continued to provide greater efficiencies and improved productivity.

“The company’s solid performance in a difficult market environment is driven by our ongoing commitment to provide exceptional value to our customers, while taking advantage of our innovative, low-cost operating culture.  We remain committed to leveraging the full complement of our competitive strengths to sustain and grow shareholder value,” Millett concluded.

Fourth Quarter Review

Fourth quarter shipments were mixed across the company’s operating segments when compared to the prior-year fourth quarter and the third quarter of 2012.  However, with the exception of fabrication, pretax earnings improved for each business platform.  The company’s operating income increased 15 percent over prior-year performance and 31 percent in comparison to the third quarter of 2012.   The increase in sequential quarterly operating income was primarily the result of increased volume coupled with reduced costs in sheet operations, and increased nonferrous margins coupled with reduced direct costs in metals recycling.

The company’s steel mill capacity utilization improved to 80 percent in the fourth quarter from 78 percent in the third quarter, while shipments increased four percent.  Improved overall volume and product mix more than offset decreased steel margins, resulting in increased operating income of $8 million in the quarter.  The average selling price per ton shipped decreased $25 to $784 in the fourth quarter, and the average ferrous scrap cost per ton melted decreased $9 per ton.   Operating income attributable to the company’s sheet operations increased 15 percent when compared to the sequential quarter, while earnings from long product operations decreased three percent.

Despite lower volumes, profitability from the company’s metals recycling operations improved as ferrous metal spreads expanded ten percent and nonferrous metal spreads improved 24 percent when compared to the third quarter of 2012.

The impact of losses from the company’s Minnesota operations on fourth quarter 2012 consolidated net income was approximately $10 million, or $0.04 per diluted share.  This compares to losses of $11 million, or approximately $0.05 per diluted share in the third quarter of 2012.  As previously indicated, a six week outage of the nugget facility began in mid-September 2012 to complete the groundwork necessary for the implementation of improvements expected to be made in the first half of 2013.  These modifications are expected to improve both volume and product quality.  As planned, operations resumed in November, and the restart has gone well with significant improvements to product quality already achieved.

Operations began at the company’s iron concentrate facility in September 2012 and production has gone well.  As the primary raw material for the company’s iron nugget facility, this is a pivotal achievement in lowering the raw material input cost of iron nuggets, as the cost of internally-sourced iron concentrate is less than $50 per metric ton compared to current market priced iron concentrate in excess of $140 per metric ton.  If pig iron prices remain steady, losses associated with the Minnesota operations for the first quarter of 2013 are anticipated to be similar to those recorded in the fourth quarter, as the plant depletes existing higher priced third-party iron concentrate in inventory.

The company’s liquidity position remains strong with $1.5 billion in unrestricted cash, short term commercial paper, and available funding under the revolving credit facility at December 31, 2012.  Total debt decreased $178 million during 2012, and the company’s debt to equity capitalization rate improved from 50 percent at the end of 2011 to 47 percent at December 31, 2012.

Full-Year Review

The company’s 2012 net sales decreased nine percent when compared to 2011, while operating income decreased 33 percent.  Decreased operating income was primarily driven by reduced operating margins in the company’s sheet operations during the first half of 2012, as compared to the record metal spreads achieved in the first half of 2011.  The average annual selling price per ton shipped for the company’s steel operations in 2012 was $831, a decrease of $66 per ton compared to 2011.  The 2012 average scrap cost per ton melted decreased $32.  Operating income from the company’s metals recycling operations also decreased 23 percent during 2012, as both volumes and metal margins compressed.

Charges associated with the company’s 2012 refinancing initiatives resulted in decreased pretax earnings of approximately $38 million, or approximately $0.10 per diluted share.  These initiatives significantly reduced the company’s cost of debt, while extending the company’s long term debt maturity profile.

Outlook

“We remain optimistic that the organic growth projects we identified in 2012 will position us to continue to build a strong enterprise,” Millett said. “We believe there is potential for certain market sectors, such as automotive and manufacturing, to build momentum in 2013.   Recent housing start data suggests potential

improvements in residential construction, and there are areas across the U.S. indicating signs of strengthening in the nonresidential construction sector, although levels remain historically low.  We look forward to executing our strategic growth plans.  Demand for high-quality steel products has not abated, and we believe our current capital projects will deliver products that exceed customers’ expectations.  We remain confident that with our exceptional team, coupled with our superior, low-cost operating culture, we are uniquely prepared to capitalize on the opportunities ahead.”

Summary Fourth Quarter and Full-Year 2012 Operating Segment Information

The following tables highlight operating results for each of the company’s primary operating platforms. References to operating income in the following paragraphs exclude profit-sharing expenses and amortization pertaining to intangible assets.  Dollar amounts are in thousands, excluding per ton data.

Steel Operations

This segment includes five electric-arc-furnace steel mills and related steel finishing and processing facilities, including The Techs. The company’s steel operations produce flat-rolled steel, structural steel, merchant bars, special-bar-quality steel, rebar, rail, and specialty shapes.

	Fourth Quarter		Full Year		Sequential
	2012	2011	2012	2011	3Q 2012
Total Sales	$1,126,438	$1,236,330	$4,782,240	$5,162,806	$1,120,571
External Sales	1,061,419	1,168,868	4,506,788	4,859,217	1,051,349
Operating Income	117,097	117,434	505,080	668,341	109,215
Total Shipments (tons)	1,457,053	1,465,962	5,832,776	5,842,694	1,405,021
Average External Sales Price Per Ton	$784	$853	$831	$897	$809
Average Ferrous Scrap Cost Per Ton	$343	$407	$378	$410	$352

Metals Recycling and Ferrous Resources Operations

This segment principally includes the company’s metals recycling operations (OmniSource Corporation), a liquid pig iron production facility (Iron Dynamics), and the company’s Minnesota operations.

Metals Recycling & Ferrous Resources

	Fourth Quarter		Full Year		Sequential
	2012	2011	2012	2011	3Q 2012
Total Sales	$798,163	$908,436	$3,658,952	$4,157,525	$821,357
External Sales	530,258	593,181	2,342,598	2,769,063	522,231
Operating Income (Loss)	507	(6,508)	(11,690)	54,723	(9,461)

Metals Recycling

	Fourth Quarter		Full Year		Sequential
	2012	2011	2012	2011	3Q 2012
Total Sales	$741,342	$856,481	$3,441,348	$3,940,693	$766,102
External Sales	520,931	592,951	2,329,096	2,768,833	519,101
Operating Income	25,818	15,715	72,473	94,543	16,566
Unrealized Hedging Gains (Losses)	9,820	(2,659)	3,588	3,768	(9,315)
Ferrous Shipments (gross tons)	1,238,143	1,314,588	5,647,058	5,879,729	1,339,853
% Shipments to Co. Steel Mills	46%	44%	46%	43%	43%
Nonferrous Shipments (pounds 000’s)	251,080	255,137	1,051,333	1,066,648	249,685

Steel Fabrication Operations

Steel fabrication operations include New Millennium Building Systems, which fabricates steel joists, trusses, and decking used in the construction of non-residential buildings.

	Fourth Quarter		Full Year		Sequential
	2012	2011	2012	2011	3Q 2012
Total Sales	$98,301	$78,684	$371,406	$276,408	$102,442
Operating Income (Loss)	1,448	(1,820)	2,114	(6,584)	3,141
Total Shipments (tons)	76,870	61,428	295,161	217,838	80,176
Average External Sales Price Per Ton	$1,278	$1,281	$1,258	$1,270	$1,278

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.3 billion in 2012, over 6,600 employees, and manufacturing facilities primarily located throughout the United States (including five steel mills, six steel processing facilities, two iron production facilities, over 70 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a prolonged or deepening recession on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Conference Call and Webcast

On Tuesday, January 29, 2013, at 9:30 a.m. Eastern Time, Steel Dynamics will host a conference call with investors and analysts to discuss the company’s fourth quarter and full-year 2012 operating and financial results.  We invite you to listen to the live audiocast of the conference call accessible from our website (http://steeldynamics.com) , or via telephone (the conference call number may also be obtained on our website).   A replay of the discussion will be available on our website until midnight on  February 5, 2013.  A podcast of the event will also be available and can be downloaded from our website.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2012	2011	2012	2011	2012

Net sales	$1,705,001	$1,858,345	$7,290,234	$7,997,500	$1,693,390
Costs of goods sold	1,524,904	1,698,210	6,570,336	7,065,982	1,536,989
Gross profit	180,097	160,135	719,898	931,518	156,401

Selling, general and administrative expenses	69,340	61,947	257,943	263,595	62,984
Profit sharing	6,750	6,064	26,987	43,149	3,954
Amortization of intangible assets	8,722	9,634	35,553	39,954	8,848
Impairment charges	356	—	8,250	—	7,894
Operating income	94,929	82,490	391,165	584,820	72,721

Interest expense, net of capitalized interest	34,877	44,117	158,585	176,977	41,490
Other expense (income), net	(3,852)	(2,641)	28,514	(16,476)	24,010
Income before income taxes	63,904	41,014	204,066	424,319	7,221

Income taxes	8,810	15,235	61,785	158,627	1,116
Net income	55,094	25,779	142,281	265,692	6,105

Net loss attributable to noncontrolling interests	5,477	4,424	21,270	12,428	6,728

Net income attributable to Steel Dynamics, Inc.	$60,571	$30,203	$163,551	$278,120	$12,833

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$.28	$.14	$.75	$1.27	$.06

Weighted average common shares outstanding	219,346	218,718	219,159	218,471	219,191

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$.27	$.14	$.73	$1.22	$.06

Weighted average common shares and equivalents outstanding	236,890	219,336	236,624	235,992	220,044

Dividends declared per share	$.10	$.10	$.40	$.40	$.10

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands)

	Quarter Ended		Year Ended		Quarter Ended	Quarter Ended	Quarter Ended
	December 31,		December 31,		March 31,	June 30,	September 30,
	2012	2011	2012	2011	2012	2012	2012
Steel Operations*

Shipments (tons)
Flat Roll Division	713,770	678,961	2,717,995	2,770,466	658,505	706,944	638,776
Structural and Rail Division
Structural	225,100	229,748	887,335	761,682	227,059	214,347	220,829
Rail	37,341	20,854	144,169	117,463	33,947	38,177	34,704
Engineered Bar Products Division	98,858	171,020	535,882	634,964	157,489	166,208	113,327
Roanoke Bar Division	127,952	129,113	581,180	544,384	151,296	149,010	152,922
Steel of West Virginia	73,581	74,477	301,730	297,902	77,212	74,456	76,481
The Techs	180,451	161,789	664,485	715,833	144,615	171,437	167,982
Total	1,457,053	1,465,962	5,832,776	5,842,694	1,450,123	1,520,579	1,405,021
Intra-company	(102,772)	(96,458)	(409,612)	(422,958)	(94,176)	(106,875)	(105,789)
External	1,354,281	1,369,504	5,423,164	5,419,736	1,355,947	1,413,704	1,299,232

Production, excluding The Techs (tons)	1,290,567	1,307,117	5,228,190	5,218,552	1,351,818	1,328,290	1,257,515

Net sales
Total	$1,126,438	$1,236,330	$4,782,240	$5,162,806	$1,254,464	$1,280,767	$1,120,571
Intra-company	(65,019)	(67,462)	(275,452)	(303,589)	(67,744)	(73,467)	(69,222)
External	$1,061,419	$1,168,868	$4,506,788	$4,859,217	$1,186,720	$1,207,300	$1,051,349

Operating income before amortization of intangibles	$117,097	$117,434	$505,080	$668,341	$139,740	$139,028	$109,215
Amortization of intangibles	(2,289)	(2,431)	(9,440)	(10,221)	(2,432)	(2,431)	(2,288)
Operating income (Note 1)	$114,808	$115,003	$495,640	$658,120	$137,308	$136,597	$106,927

Metals Recycling and Ferrous Resources**

OmniSource
Ferrous metals shipments (gross tons)
Total	1,238,143	1,314,588	5,647,058	5,879,729	1,582,840	1,486,222	1,339,853
Intra-company	(573,293)	(585,484)	(2,586,670)	(2,564,699)	(763,767)	(666,668)	(582,942)
External	664,850	729,104	3,060,388	3,315,030	819,073	819,554	756,911

Nonferrous metals shipments (thousands of pounds)
Total	251,080	255,137	1,051,333	1,066,648	291,636	258,932	249,685
Intra-company	(3,456)	(2,230)	(18,488)	(8,273)	(1,958)	(4,598)	(8,476)
External	247,624	252,907	1,032,845	1,058,375	289,678	254,334	241,209

Mesabi Nugget shipments (metric tons) - Intra-company	36,481	52,943	168,633	159,641	46,230	33,840	52,082

Iron Dynamics (metric tons) - Intra-company	57,117	47,471	226,396	229,502	56,628	59,103	53,548

Net sales
Total	$798,163	$908,436	$3,658,952	$4,157,525	$1,112,340	$927,092	$821,357
Intra-company	(267,905)	(315,255)	(1,316,354)	(1,388,462)	(412,740)	(336,583)	(299,126)
External	$530,258	$593,181	$2,342,598	$2,769,063	$699,600	$590,509	$522,231

Operating income (loss) before amortization of intangibles	$507	$(6,508)	$(11,690)	$54,723	$10,399	$(13,135)	$(9,461)
Amortization of intangibles	(6,110)	(6,882)	(24,818)	(28,126)	(6,236)	(6,236)	(6,236)
Operating income (loss) (Note 1)	$(5,603)	$(13,390)	$(36,508)	$26,597	$4,163	$(19,371)	$(15,697)

Steel Fabrication***

Shipments (tons)
Total	76,870	61,428	295,161	217,838	60,183	77,932	80,176
Intra-company	(187)	(11)	(242)	(632)	(2)	—	(53)
External	76,683	61,417	294,919	217,206	60,181	77,932	80,123

Net sales
Total	$98,301	$78,684	$371,406	$276,408	$74,896	$95,767	$102,442
Intra-company	(277)	(13)	(322)	(625)	(4)	—	(41)
External	$98,024	$78,671	$371,084	$275,783	$74,892	$95,767	$102,401

Operating income (loss) (Note 1)	$1,448	$(1,820)	$2,114	$(6,584)	$(2,668)	$193	$3,141

*                   Steel Operations include the company’s five steelmaking divisions and The Techs three galvanizing plants.

**              Metals Recycling and Ferrous Resources Operations include OmniSource; Iron Dynamics (all shipments are internal); and Minnesota Operations, including Mesabi Nugget (all shipments have been internal).

***         Steel Fabrication Operations include the company’s joist and deck fabrication operations.

(Note 1) Segment operating income (loss) excludes profit sharing expense.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2012	December 31, 2011
	(unaudited)
Assets
Current assets
Cash and equivalents	$375,917	$390,761
Investments in short-term commercial paper	31,520	84,830
Accounts receivable, net	642,363	722,791
Inventories	1,202,507	1,199,584
Deferred income taxes	23,449	25,341
Income taxes receivable	893	16,722
Other current assets	19,576	15,229
Total current assets	2,296,225	2,455,258

Property, plant and equipment, net	2,231,198	2,193,745

Restricted cash	27,749	26,528

Intangible assets, net	416,635	450,893

Goodwill	738,542	745,066

Other assets	105,067	107,736
Total assets	$5,815,416	$5,979,226

Liabilities and Equity
Current liabilities
Accounts payable	$360,097	$420,824
Income taxes payable	16,941	10,880
Accrued expenses	179,702	185,964
Accrued profit sharing	23,306	38,671
Current maturities of long-term debt	29,631	444,078
Total current liabilities	609,677	1,100,417

Long-term debt
Term note	247,500	—
7 3/8% senior notes, due 2012	—	261,250
5.125% convertible senior notes, due 2014	287,496	287,500
6 ¾% senior notes, due 2015	500,000	500,000
7 ¾% senior notes, due 2016	—	500,000
6 1/8% senior notes, due 2019	400,000	—
7 5/8% senior notes, due 2020	350,000	350,000
6 3/8% senior notes, due 2022	350,000	—
Other long-term debt	37,610	37,272
Total long-term debt	2,172,606	1,936,022

Deferred income taxes	537,304	489,915
Other liabilities	19,173	82,278

Commitments and contingencies

Redeemable noncontrolling interests	98,814	70,694

Equity
Common stock	637	636
Treasury stock, at cost	(720,479)	(722,653)
Additional paid-in capital	1,037,687	1,026,157
Retained earnings	2,087,620	2,011,801
Total Steel Dynamics, Inc. equity	2,405,465	2,315,941
Noncontrolling interests	(27,623)	(16,041)
Total equity	2,377,842	2,299,900
Total liabilities and equity	$5,815,416	$5,979,226

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Operating activities:
Net income	$55,094	$25,779	$142,281	$265,692

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,189	55,642	225,216	222,607
Equity-based compensation	2,986	5,928	12,449	17,283
Deferred income taxes	64	5,355	54,528	34,436
Impairment charges	356	—	8,250	—
Changes in certain assets and liabilities:
Accounts receivable	70,373	93,077	85,977	(100,602)
Inventories	7,143	(40,736)	13,845	(85,523)
Accounts payable	(13,578)	(35,999)	(32,593)	56,551
Income taxes receivable/payable	4,727	3,832	21,644	26,242
Other assets and liabilities	24,564	(18,921)	(85,293)	49,669
Net cash provided by operating activities	206,918	93,957	446,304	486,355

Investing activities:
Purchase of property, plant and equipment	(64,839)	(75,212)	(223,525)	(167,007)
Other investing activities	(32,527)	(70,776)	31,924	(68,830)
Net cash used in investing activities	(97,366)	(145,988)	(191,601)	(235,837)

Financing activities:
Issuance of current and long-term debt	—	—	1,049,969	10,103
Repayment of current and long-term debt	(6,640)	(5,693)	(1,258,842)	(7,740)
Debt issuance costs	(88)	(85)	(13,901)	(6,969)
Proceeds from exercise of stock options, including related tax effect	1,031	130	3,052	13,396
Contributions from noncontrolling investors, net	6,865	13,615	37,808	26,822
Dividends paid	(21,923)	(21,869)	(87,633)	(81,882)
Net cash used in financing activities	(20,755)	(13,902)	(269,547)	(46,270)

Increase (decrease) in cash and equivalents	88,797	(65,933)	(14,844)	204,248
Cash and equivalents at beginning of period	287,120	456,694	390,761	186,513

Cash and equivalents at end of period	$375,917	$390,761	$375,917	$390,761

Supplemental disclosure information:
Cash paid for interest	$30,163	$70,720	$154,136	$171,808
Cash paid for federal and state income taxes, net	$2,944	$1,549	$46,920	$75,927